INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of March 23, 2026 between Sterling Capital Funds, a Massachusetts business trust (hereinafter called the “Trust”), and Sterling Capital Management LLC (hereinafter called the “Investment Adviser”), on behalf of each of the investment portfolios of the Trust identified on Schedule A hereto (the “Funds”), and effective for each such Fund as of the date set forth on Schedule A.

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Trust desires to retain the Investment Adviser to furnish certain investment advisory and related services described below in connection with the management of each of the Funds, and the Investment Adviser represents that it is willing and possesses legal authority to so furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Appointment. The Trust hereby appoints the Investment Adviser to act as investment adviser to the Funds for the period and on the terms set forth in this Agreement. The Investment Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.  Delivery of Documents. The Trust has furnished the Investment Adviser with copies properly certified or authenticated of each of the following documents:

(a)  the Trust’s Amended and Restated Agreement and Declaration of Trust, dated as of August 27, 2025, as amended, and filed with the Secretary of State of The Commonwealth of Massachusetts, and all amendments thereto or restatements thereof (such Agreement and Declaration of Trust, as presently in effect and as it shall from time to time be amended or restated, is herein called the “Declaration of Trust”);

(b)	the Trust’s Amended and Restated Bylaws;

(c)  resolutions of the Trust’s Board of Trustees authorizing the appointment of the Investment Adviser and approving this Agreement;

(d) the Trust’s original Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission on June 30, 1992 and all amendments thereto;

(e) the Trust’s current Registration Statement on Form N-lA under the Securities Act of 1933, as amended (“1933 Act”), and under the 1940 Act as filed with the Securities and Exchange Commission; and

(f) the Funds’ most recent prospectuses and the Statement of Additional Information relating to the Funds (such prospectuses and Statement of Additional Information, as presently in effect, and all amendments and supplements thereto are herein collectively called the “Prospectus”).

The Trust will promptly furnish the Investment Adviser with copies of all amendments of or supplements to the foregoing documents.

3.  Management. Subject to the supervision of the Trust’s Board of Trustees, the Investment Adviser will provide or cause to be provided a continuous investment program for each Fund identified on Schedule A hereto, including investment research and management with respect to all securities and investments and cash equivalents in such Funds. The Investment Adviser will determine or cause to be determined from time to time what securities and other investments will be purchased, retained or sold by the Trust with respect to each Fund identified on Schedule A hereto and will place or cause to be placed orders for purchase and sale on behalf of the Trust with respect to such Fund.

The Investment Adviser will provide the services under this Agreement in accordance with each Fund’s investment objective, policies and restrictions as stated in the Prospectuses, the Declaration of Trust, resolutions of the Trust’s Board of Trustees, and any undertakings with state or other regulatory authorities which are provided by the Trust to the Investment Adviser. The Investment Adviser further agrees that it:

(a)  will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

(b)  will comply in all material respects with all applicable Rules and Regulations of the Securities and Exchange Commission under the Investment Company Act of 1940 and in addition will conduct its activities under this Agreement in accordance with any applicable regulations pertaining to the investment advisory activities of the Investment Adviser;

(c)  will not make loans to any person to purchase or carry units of beneficial interest (“shares”) in the Trust or make loans to the Trust;

(d)  will place or cause to be placed orders for the Funds identified on Schedule A hereto either directly with the issuer or with any broker or dealer and, in placing orders with brokers and dealers, the Investment Adviser or any sub-investment adviser employed by the Investment Adviser will attempt to obtain prompt execution of orders in an effective manner at the most favorable price. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, Investment Adviser or any sub-investment adviser employed by the Investment Adviser may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Investment Adviser or any such sub-investment adviser with research advice and other services. For the avoidance of doubt, subject to compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Investment Adviser may cause each Fund to pay a broker-dealer who provides research services a commission that exceeds the commission the Fund might have paid to a different broker-dealer for the same transaction if the Investment Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided, viewed in terms of that particular transaction or the Investment Adviser’s overall responsibilities to the Funds and its other advisory clients. In no instance will portfolio securities be purchased from or sold to the principal distributor of the Trust (the “Distributor”), the Investment Adviser, any sub-investment adviser employed by the Investment Adviser, or any affiliated person (as defined in the Investment Company Act of 1940) of either the Trust, the Distributor, the Investment Adviser, or any sub-investment adviser employed by the Investment Adviser;

(e)  will coordinate matters relating to the operation of the Funds, including any necessary coordination with Sub-Investment Advisers to a Fund, the distributor(s), the custodian(s), the administrator(s), any sub-administrator(s), transfer agent(s), any sub-transfer agent(s) or other administrative service agent(s), dividend disbursing agent(s), recordkeeping agent(s), accountants, attorneys, authorized participants, exchanges on which the Funds’ shares are listed, lead market makers and other parties performing services or operational functions for the Funds;

(f)  will treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust learned by, or disclosed to, the Investment Adviser in the course of its performance of its responsibilities and duties under this Agreement, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Investment Adviser may be exposed to civil, regulatory, or criminal sanctions for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Trust; and

(g) will maintain its policy and practice of conducting its fiduciary functions independently. In making investment recommendations for the Trust, the Investment Adviser’s personnel will not inquire or take into consideration whether the issuers of securities proposed for purchase or sale for the Trust’s account are customers of the Investment Adviser, or the parents or subsidiaries or affiliates of the Investment Adviser unless so required by applicable law. In dealing with its customers, the Investment Adviser and its parents, subsidiaries, and affiliates will not inquire or take into consideration whether securities of those customers are held by the Trust.

4.  Use of Sub-Investment Adviser. The Investment Adviser may, subject to the approvals required under the 1940 Act, employ a sub- investment adviser to assist the Investment Adviser in the performance of its duties under this Agreement. Such use does not relieve the Investment Adviser of any duty or liability it would otherwise have under this Agreement. Compensation of any such sub-investment adviser for services provided and expenses assumed under any agreement between the Investment Adviser and such sub-investment adviser permitted under this paragraph is the sole responsibility of the Investment Adviser.

5.  Master/Feeder Arrangements. Notwithstanding paragraph 3 and Schedule A hereof, the Investment Adviser may invest all of the assets of a fund commencing operations on or after May 4, 2000 in the shares of an investment company that has an investment objective substantially similar to that of the investing fund (a “Master Fund”). When such an investment has been made, the Adviser shall have no day-to-day management responsibilities regarding the fund so invested, but shall have general oversight and shall advise the Board of Trustees of the Trust if investment in the Master Fund is no longer an appropriate means of achieving the investing fund’s investment objective. The Investment Adviser shall be entitled to no fee with respect to assets invested in a Master Fund.

6.  Compliance Certification. The Investment Adviser shall provide a certification that its policies and procedures are reasonably designed to prevent violations of the Advisers Act, as is reasonably requested by the Trust. In addition, the Investment Adviser will provide annually a written report of its policies and procedures reasonably designed to prevent violations of the Advisers Act to enable the Trust to fulfill its obligations under Rule 38a-1 of the 1940 Act. The summary report will describe the Investment Adviser’s policies and procedures as they relate to the services it provides to the Funds, the types of compliance risks material to the Funds, and will discuss the adequacy of the Investment Adviser’s compliance controls.

7.  Services Not Exclusive. The investment management services furnished by the Investment Adviser hereunder are not to be deemed exclusive. Except to the extent necessary to perform the Investment Adviser’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of the Investment Adviser, or any subsidiary or affiliate of the Investment Adviser, or any employee of the Investment Adviser, to engage in any other business or to devote time and attention to any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person. The Investment Adviser acts as adviser to other clients and may give advice, and take action, with respect to any of those which may differ from the advice given, or the timing or nature of action taken, with respect to the Funds. The Investment Adviser shall have no obligation to recommend the purchase or sale of any securities on the basis of any information known to it or any of its officers or employees where the utilization of such information, might, in the Investment Adviser’s opinion, constitute a violation of any federal or state laws, rules or regulations. The Trust acknowledges that transactions in a specific security may not be accomplished for all client accounts at the same time or at the same price.

8.  Books and Records. In compliance with the requirements of Rule 3la-3 under the 1940 Act, the Investment Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. The Investment Adviser further agrees to preserve for the periods prescribed by Rule 3la-2 under the 1940 Act the records required to be maintained by Rule 3la-1 under the 1940 Act.

9.    Compensation. For the services provided and the expenses assumed pursuant to this Agreement, each of the Funds will pay the Investment Adviser and the Investment Adviser will accept as full compensation therefor a fee computed daily and paid monthly on the first business day of each month equal to the lesser of (i) the fee at the applicable annual rate set forth on Schedule A hereto or (ii) such fee as may from time to time be agreed upon in writing by the Trust and the Investment Adviser. If the fee payable to the Investment Adviser pursuant to this paragraph begins to accrue after the beginning of any month or if this Agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating fees, the value of a Fund’s net assets shall be computed in the manner specified in the Prospectus and the Trust’s Declaration of Trust for the computation of the value of the Fund’s net assets in connection with the determination of the net asset value of the Fund’s shares.

For the avoidance of doubt, the Investment Adviser may, within its discretion, from time to time, waive and/or otherwise limit any portion of its fees and may pay to or reimburse a Fund for any other expenses of such Fund for any time period. In addition, the Investment Adviser may recoup such fees and expenses in subsequent periods as may be disclosed to shareholders and approved by the Board.

10.   Expenses. During the term of this Agreement, the Investment Adviser will pay all of the ordinary operating expenses of the Funds, except for: (i) fees payable hereunder, (ii) expenses incurred in connection with any distribution and service plan adopted by the Trust in compliance with Rule 12b-1 under the 1940 Act, including distribution fees, if any, (iii) investment-related expenses of any kind, including all fees and expenses incurred with respect to the acquisition, holding, voting and/or disposition of portfolio securities, and any expenses incurred with respect to the reorganization, restructuring or workout-related expenses related to any investment, and the execution of portfolio transactions (such as brokerage commissions, clearing and settlement costs, and any other kind of transaction expenses and costs associated with tax reclaims); (iv) borrowing and other investment-related costs and fees, including interest, commitment and other fees and costs; (v) acquired fund fees and expenses; (vi) interest expenses; (vii) taxes (including, but not limited to, income, excise, transfer and withholding taxes) and governmental fees; (viii) litigation expenses of any kind (including fees and expenses of counsel retained by or on behalf of the Trust or a Fund) and any fees, costs or expenses payable by the Trust or a Fund pursuant to indemnification or advancement obligations to which the Trust or such Fund may be subject (pursuant to contract or otherwise); (ix) custody or other expenses attributable to negative interest rates on investments or cash; (x) short dividend expense; (xi) salaries and other compensation or expenses, including travel expenses, of any of the Trust’s executive officers and employees, if any, who are not officers, directors, shareholders, members, partners or employees of the Investment Adviser or its subsidiaries or affiliates; (xii) organizational and offering expenses of the Trust and the Funds; (xiii) costs related to any meetings of shareholders, including any costs associated with the preparation, printing, and transmission of proxy or information statements and proxy solicitation; (xiv) fees or expenses payable or other costs incurred in connection with a Fund’s securities lending program; (xv) any other expenses which are capitalized in accordance with generally accepted accounting principles; (xvi) extraordinary expenses; and (xvii) such other expenses as approved by a majority of the Board.

The Investment Adviser will also furnish to the Trust, on behalf of each Fund, at the Investment Adviser’s expense, administrative services necessary for the operations of the Funds including all regulatory reporting, all necessary office space, equipment, personnel, compensation and facilities (including facilities for shareholders’ and trustees’ meetings) for handling the affairs of the Funds and such other services as the Investment Adviser shall, from time to time, determine to be necessary to perform its obligations under this Agreement.

The Investment Adviser’s responsibility to bear such expenses may be accomplished through a Fund’s payment of such expenses and a simultaneous corresponding reduction in the fee payable by that Fund to the Investment Adviser pursuant to Section 9 hereof; provided, however, that if the amount of expenses paid by the Fund exceeds the fee payable to the Investment Adviser, the Investment Adviser will reimburse the Fund for such excess amount.

11.  Limitation of Liability. The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty under the Investment Company Act of 1940 with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. In no case shall the Investment Adviser be liable for actions taken or nonactions with respect to the performance of services under this Agreement based upon specific information, instructions, or requests given or made to the Investment Adviser by an officer of the Trust thereunto duly authorized. Any suggested limitations on liability shall not relieve the Adviser from any responsibility or liability the Adviser may have under federal statutes.

12.  Duration and Termination. This Agreement will become effective as to a particular Fund as of the date specified for that Fund on Schedule A hereto. Unless sooner terminated as provided herein, the Agreement shall continue in effect for each Fund through January 31, 2027. Thereafter, if not terminated, this Agreement shall continue in effect as to a particular Fund for successive periods of twelve months; provided that such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Trust’s Board of Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Trust’s Board of Trustees or by the vote of a majority of the outstanding voting securities of such Fund. Notwithstanding the foregoing, this Agreement may be terminated as to a particular Fund at any time on sixty days’ written notice, without the payment of any penalty, by the Trust (by vote of the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund) or by the Investment Adviser. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested persons” and “assignment” shall have the same meaning of such terms in the 1940 Act.)

13. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

14.  Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the laws of The Commonwealth of Massachusetts.

The names “Sterling Capital Funds” and “Trustees of Sterling Capital Funds” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Agreement and Declaration of Trust dated as of August 27, 2025 to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “Sterling Capital Funds” or any series thereof entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Sterling Capital Funds

By:
Name:	Todd M. Miller
Title:	Treasurer and Secretary

Sterling Capital Management LLC

By:
Name:	Scott A. Haenni
Title:	Chief Executive Officer

Schedule A

Dated as of March 23, 2026

Fund	Compensation*	Effective Date
Sterling Capital National Municipal Bond ETF	Annual rate of 0.35% of the Sterling Capital National Municipal Bond ETF’s average daily net assets.	March 23, 2026
Sterling Capital Multi-Strategy Income ETF	Annual rate of 055% of the Sterling Capital Multi-Strategy Income ETF’s average daily net assets.	March 23, 2026
Sterling Capital Hedged Equity Premium Income ETF	Annual rate of 0.65% of the Sterling Capital Hedged Equity Premium Income ETF’s average daily net assets.	March 23, 2026
Sterling Capital Enhanced Core Bond ETF**	Annual rate of 0.39% of the Sterling Capital Enhanced Core Bond ETF’s average daily net assets.	March 23, 2026

*	All fees are computed daily and paid monthly.
**	To take effect upon the later of (i) completion of the reorganization of Sterling Capital Enhanced Core Bond ETF, a series of Capitol Series Trust, into the Fund, a series of Sterling Capital Funds, anticipated to occur on or about Q1 2026 or (ii) the change in control of Sterling Capital Management LLC resulting from the purchase of issued and outstanding shares of Guardian Capital Group Limited, the indirect parent company of Sterling Capital Management, LLC, by Desjardins Global Asset Management Inc., a wholly-owned indirect subsidiary of Fédération des caisses Desjardins du Québec (Desjardins).

Sterling Capital Funds

By:
Name:	Todd M. Miller
Title:	Treasurer and Secretary

Sterling Capital Management LLC

By:
Name:	Scott A. Haenni
Title:	Chief Executive Officer